EXHIBIT 10(l)

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                         TELMARK LLC RETENTION AGREEMENT



This Telmark LLC Retention Agreement for Kipp Weaver replaces a memo dated May 29, 2002 on the same subject.

Telmark wishes to recognize your additional efforts during the period up to September 30, 2003 by the payment of $137,500 (the "retention amount")

You are eligible to receive 50% of the retention amount as of March 31, 2003 and the remaining 50% as of September 30, 2003.

In the event of a sale of Telmark on or before September 30, 2003, you will receive 100% of the retention amount, less any retention amount payments previously received, if you are employed on the date of such sale.

Payments will be made in cash and paid from Telmark earnings within 30 days of these dates.

In the event your employment terminates other than for performance reasons or voluntary resignation, you will receive a pro-rata payment calculated from October 1, 2002 to the date employment terminates.

This retention amount is subject to your having complied with a Confidentiality Agreement previously executed by you and remaining as an employee of Telmark through the first payment date, the second payment date or a sale of Telmark.

The retention amount payable is an obligation of Telmark LLC.

A "sale of Telmark" means a sale of Agway's ownership interest in Telmark, a sale of all or substantially all of the assets of Telmark or a transfer of substantially all the employees of Telmark to another party, such other party to be administering substantially all of the assets of Telmark.
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For your FY 03 Variable Pay Plan, a minimum  vested amount will be calculated as of the  date  of a sale of  Telmark.  This  amount  will  be  determined  by the
President,   in  the  President's  sole  discretion,   based  on  financial  and
operational results and the timing of a sale of Telmark. Any draw of variable pay for FY 03 will be deducted from the minimum vested amount to be paid. Payment will be made within 30 days after the date of a sale of Telmark. If your employment terminates between the sale date and June 30, 2003, you will receive only this minimum vested amount; you will not receive any further payment from Telmark based on your FY 03 Variable Pay Plan. If employment continues to June 30, 2003, you will receive the payment calculated under your FY 03 Variable Pay Plan, as determined by the President in his sole discretion, less the minimum vested amount previously paid.

You are eligible for benefits under the Telmark LLC Supplemental Severance Program (copy attached).

Should your employment be terminated by Telmark as a result of a sale of Telmark and you are not offered employment with Telmark under its new ownership, you may elect to continue health insurance coverage for up to an additional three months after the normal cancellation date at active employee contribution rates. After that you will be eligible for COBRA benefits.

Should your employment be terminated by Telmark as a result of a sale of Telmark and you are not offered employment with Telmark under its new ownership, you will receive for six months following termination executive level career transition assistance services by a firm selected by the employee and paid for by Telmark.


TELMARK LLC

By /s/Daniel J. Edinger
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President

Date: September 26, 2002

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